                                                                     EXHIBIT 2.3


                      AGREEMENT AND PLAN OF REORGANIZATION


                                      Among


                        ENTEX INFORMATION SERVICES, INC.


                           EIS ACQUISITION CORPORATION


                                       And


                             FCP TECHNOLOGIES, INC.

                                TABLE OF CONTENTS

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ARTICLE I

        DEFINITIONS                                                                          1
        1.1    Certain Definitions                                                           1
        1.2    Other Definitions                                                             2

ARTICLE II

        THE    MERGER                                                                        2
        2.1    Merger; Effective Time of the Merger                                          2
        2.2    Closing                                                                       2
        2.3    Effects of the Merger                                                         3
        2.4    Taxable Transaction, Not Pooling of Interests                                 3

ARTICLE III

        EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
        CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES                                   3
        3.1    Effect on Capital Stock                                                       3
        3.2    Exchange of Certificates                                                      5

ARTICLE IV

        REPRESENTATIONS AND WARRANTIES                                                       6
        4.1    Representations and Warranties of FCP                                         6
        4.2    Representations and Warranties of Entex and Sub                              18

ARTICLE V

        EMPLOYMENT AGREEMENTS; STOCK OPTIONS; RETENTION PROGRAM                             21
        5.1    Employment                                                                   21
        5.2    FCP Retention Bonus Program                                                  21
        5.3    Grant of Stock Options to Richard and Kim Nathanson                          21
        5.4    Grant of Stock Options to FCP Key Employees                                  21

ARTICLE VI

        CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE
        TIME; ADDITIONAL AGREEMENTS                                                         22
        6.1    Conduct of Business of FCP                                                   22
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
                                TABLE OF CONTENTS
                                   (continued)
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        6.2    Access to Information                                                        24
        6.3    Exclusivity; Acquisition Proposals                                           24
        6.4    Breach of Representations and Warranties                                     24
        6.5    Consents                                                                     24
        6.6    Best Efforts                                                                 25
        6.7    FIRPTA                                                                       25
        6.8    FCP Shareholders' Approval                                                   25
        6.9    Conversion of FCP Preferred                                                  25
        6.10   FCP Dissenting Shares                                                        25
        6.11   Communications                                                               25
        6.12   Legal Conditions to the Merger                                               25
        6.13   Employee Benefits                                                            26
        6.14   Expenses                                                                     26
        6.15   Brokers or Finders                                                           26
        6.16   Confidentiality                                                              27
        6.17   Officers and Directors                                                       27

ARTICLE VII

        CONDITIONS PRECEDENT                                                                27
        7.1    Conditions to Each Party's Obligation to Effect the Merger                   27
        7.2    Conditions of Obligations of Entex and Sub                                   28
        7.3    Conditions of Obligation of FCP                                              29

ARTICLE VIII

        INDEMNIFICATION                                                                     30

        8.1    FCP Indemnity                                                                30
        8.2    Entex's and Sub's Indemnity                                                  30
        8.3    Conditions of Indemnification for Third Party Claims                         30
        8.4    Offsets                                                                      31
        8.5    Arbitration                                                                  31

ARTICLE IX

        TERMINATION                                                                         32
        9.1    Termination                                                                  32
        9.2    Effect of Termination                                                        33
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                                TABLE OF CONTENTS
                                   (continued)
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ARTICLE X

        GENERAL PROVISIONS                                                                  33
        10.1   Nonsurvival of Representations, Warranties and Agreements                    33
        10.2   Amendment                                                                    33
        10.3   Extension; Waiver                                                            34
        10.4   Notices                                                                      34
        10.5   Interpretation                                                               35
        10.6   Counterparts                                                                 35
        10.7   Entire Agreement                                                             35
        10.8   No Transfer                                                                  35
        10.9   Severability                                                                 35
        10.10  Other Remedies                                                               36
        10.11  Further Assurances                                                           36
        10.12  Absence of Third Party Beneficiary Rights                                    36
        10.13  Mutual Drafting                                                              36
        10.14  Governing Law                                                                36


EXHIBITS

Exhibit 2.1           Merger Agreement
Exhibit 5.2           FCP Retention Bonus Program
Exhibit 4.1(x) FCP Customers Aggregating 80% of Revenue for the 12 Months Ended June 30, 1996
Exhibit 5.4           Lit of FCP Key Employees to Receive Options
Exhibit 7.2(d)        Form of Legal Opinion of O'Connor and Hannan
Exhibit 7.3(c)        Form of Legal Opinion of Wilson, Sonsini, Goodrich &
                      Rosati

                      AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION is entered into effective as of July__, 1996, by and among ENTEX INFORMATION SERVICES, INC., a Delaware corporation ("Entex"), EIS ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Entex ("Sub"), and FCP TECHNOLOGIES, INC., a Delaware corporation ("FCP")


                                    RECITALS

        A. In connection with the transactions contemplated by this Agreement, Sub and FCP will execute an Agreement and Plan of Merger in substantially the form attached hereto as Exhibit 2.1 (the "Merger Agreement"), which provides for the merger of Sub into FCP (the "Merger") Under the Merger Agreement, the shares of Common Stock, $.001 par value, of FCP ("FCP Common") issued and outstanding immediately prior to the Effective Time of the Merger (as such term is hereinafter defined), other than FCP Dissenting Shares, will be converted into cash in accordance with Section 3.1(c)(i) of this Agreement.

        B. The parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of the Merger Agreement and the conditions precedent to the consummation of the Merger.

        C. The Boards of Directors of Entex, Sub and FCP, respectively, have approved and adopted this Agreement and the Merger Agreement.

INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and mutual covenants and agreements contained herein, Entex, Sub, FCP, and Computers Plus, L.P. hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS
                                   -----------

        1.1 Certain Definitions. The terms defined in this Section 11 shall, for all purposes of this Agreement, have the meanings herein specified, unless the context expressly or by necessary implication otherwise requires:

            (a) "Delaware General Corporation Law" means the General Corporation Law of Delaware, as amended.

            (b) "FCP Common" means the shares of Class A Common Stock and Class B Common Stock of FCP issued and outstanding immediately prior to the Effective Time of the Merger.

            (c) "FCP Dissenting Shares" means shares of FCP Common which shall be owned by FCP Shareholders who are entitled to appraisal rights with respect to such shares in accordance with Section 262 et seq. of the Delaware General Corporation Law.

            (d) "FCP Dissenting Shareholders" means those FCP Shareholders who are holders of and are entitled to FCP Dissenting Shares.

            (e) "FCP Preferred" means the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock of FCP issued and outstanding immediately prior to the Effective Time of the Merger.

            (f) "FCP Shareholders" shall mean holders of FCP Common and FCP Preferred

        1.2 Other Definitions. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.

                                   ARTICLE II

                                   THE MERGER

        2.1 Merger: Effective Time of the Merger. Subject to the terms and conditions of this Agreement and of the Agreement and Plan of Merger in substantially the form attached hereto as Exhibit 2.1 (the "Merger Agreement"), Sub will be merged with and into FCP (the "Merger") in accordance with Section 251 of the Delaware General Corporation Law. The Merger Agreement provides, among other things, the mode of effecting the Merger and the manner and basis of converting each issued and outstanding share of FCP Common into the right to receive one or more cash payments. Unless the parties agree otherwise, the Merger Agreement shall be executed by FCP and Sub as soon as practicable following the approval of the Merger by the FCP Shareholders at the FCP Shareholders' Meeting.

        Subject to the provisions of this Agreement and the Merger Agreement, the Merger Agreement shall be filed in accordance with the Delaware General Corporation Law on the Closing Date (as defined in Section 2.2). Except as otherwise agreed by the parties, the Merger shall become effective upon confirmation of such filing of the Merger Agreement (the date of confirmation of such filing being hereinafter referred to as the "Effective Date of the Merger" and the time of confirmation of such filing being hereinafter referred to as the "Effective Time of the Merger").

        2.2 Closing. The Closing under this Agreement (the "Closing") shall be held as soon as practicable following the later to occur of (a) the approval of the Merger by the FCP Shareholders, and (b) satisfaction of all other conditions precedent to the Merger specified in this Agreement; unless duly waived by the party entitled to satisfaction thereof. In any event, if the Closing has not occurred on or before July 30, 1996, this Agreement may be terminated as provided in
Article VIII. Such date on which the Closing is to be held is herein referred to as the "Closing Date". The Closing shall be held at the offices of Entex, 6 International Drive, Rye Brook, New York at 10:00 a.m. on such date, or at such other time and place as the parties may agree upon in writing.

        2.3 Effects of the Merger. At the Effective Time of the Merger, (i) the separate existence of Sub shall cease and Sub shall be merged with and into FCP (Sub and FCP are sometimes referred to herein as the "Constituent Corporations" and FCP after the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of FCP shall be the Certificate of Incorporation of the Surviving Corporation, except that such Certificate of Incorporation shall be amended to provide that the authorized capital stock of the Surviving Corporation shall be 1,000 shares of Common Stock, (iii) the Bylaws of Sub shall be the Bylaws of the Surviving Corporation,
(iv) the directors of Sub shall be the directors of the Surviving Corporation,
(v) the officers of Sub shall be the officers of the Surviving Corporation, and
(vi) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

        2.4 Taxable Transaction; Not Pooling of Interests. The Merger is not intended to be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is not to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board.

                                   ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

        3.1 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of FCP Common:

            (a) Capital Stock of Sub. All issued and outstanding shares of capital stock of Sub shall continue to be issued and shall be converted into 1,000 shares of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

            (b) Cancellation of Certain Capital Stock of FCP. All shares of FCP Common that are owned directly or indirectly by FCP or any Subsidiary of FCP and any shares of FCP Common owned by Entex, Sub or any other Subsidiary of Entex shall be canceled and no consideration shall be delivered in exchange therefor. In this Agreement, a "Subsidiary" means a corporation or other entity whose voting securities are owned or are otherwise controlled directly or indirectly by a parent corporation or other intermediary entity in an amount sufficient to elect at least a majority of the Board of Directors or other managers of such corporation or other entity

            (c) Conversion of FCP Preferred. Immediately prior to the Effective Time, all issued and outstanding shares of FCP Preferred shall be converted into shares of issued and outstanding FCP Common.

            (d) Conversion of FCP Common. Subject to adjustment for FCP Dissenting Shares, if any, as provided in Sections 3.1(f), each share of FCP Common issued and or issuable immediately prior to the Effective Time of the Merger shall be converted into the right to receive the following amounts:

                (i) $1,000,000 payable in accordance with Section 3.2(c) below to the holder of all of the outstanding Series E Preferred and Series F Preferred (the "Preferred Payment") in consideration for the sale by such holder of all such shares or shares of Class A Common issuable upon conversion thereof (the "Preferred Payment Shares")

                (ii) $3,000,000 payable upon the Closing divided by the total number of shares of FCP Common (other than the Preferred Payment Shares) issued or issuable at the Closing Date (the "Closing Payment"), and

                (iii) $1,000,000 less the KPMG Sales Tax Estimated Amount (determined in accordance with Section 4.1(o) hereof), and subject to the offset provisions of Article VIII hereof, such sum payable six (6) months after the Closing, divided by the total number of shares of FCP Common issued or issuable at the Closing Date; provided, however that the Preferred Payment Shares shall not be included in such calculation nor shall the holders of the Preferred Payment Shares be entitled to receive any part of the Closing Payment or the Deferred Payments as hereinafter defined (the "Deferred Payment, and together with the Preferred Payment and the Closing Payments, the "Merger Payments").

                      At the option of Richard Nathanson, exercised once during the six (6) month period following the Closing, acting on behalf of the former shareholders of FCP, payment of the Deferred Payment may be further delayed for the portion of the KPMG Sales Tax Estimated Amount which relates to specific states in order to determine the actual sales tax liability of FCP in such states. In such case, the portion of the Deferred Payment that is delayed (the "Sales Tax Deferral") shall not be due until the amount of actual sales tax liability, interest and penalties represented by the Sales Tax Deferral is finally determined by the appropriate state taxing authorities and paid by Entex.

                      Following payment of the Deferred Payment, FCP shall have no further liability for sales taxes and Entex shall be solely responsible for FCP sales tax liability in excess of the KPMG Sales Tax Estimated Amount.

                      If the Sales Tax Deferral is greater than the actual sales tax liability, interest and penalties required to be paid by Entex, Entex will promptly pay to Richard Nathanson as the designated fiduciary of the former shareholders of FCP the excess of the Sales Tax Deferral over the actual amount paid.

                      The amount of Sales Tax Deferral shall be 200% of the KPMG Sales Tax Estimated Amount for each state selected by Nathanson.

            (e) Adjustment of Exchange Ratio. If, between the date of this Agreement and the Effective Time of the Merger, the outstanding shares of FCP Common or FCP Preferred shall have been changed into a different number of shares or a different class, or the rate at which FCP Preferred converts into FCP Common shall be adjusted, by reason of any reclassication, recapitalization, split-up, stock dividend, stock combination, exchange of shares or readjustment, the Closing Payment and Deferred Payment shall be correspondingly adjusted.

            (f) Dissenters' Rights of FCP Shareholders. If holders of FCP Common or FCP Preferred are entitled to appraisal rights in connection with the Merger under Section 262 of the Delaware General Corporation Law, any FCP Dissenting Shares shall not be converted into the Merger Payments in accordance with
Section 3.2 hereof but shall be converted into the right to receive such consideration as may be determined to be due with respect to such FCP Dissenting Shares pursuant to the Delaware General Corporation Law. FCP shall give Entex prompt notice of any demand received by FCP to require FCP to purchase shares of FCP Common, and Entex shall have the right to participate in all negotiations and proceedings with respect to such demand. FCP agrees that, except with the prior written consent of Entex, or as required under the provisions of the Delaware General Corporation Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each FCP Dissenting Shareholder who, pursuant to the provisions of the Delaware General Corporation Law, becomes entitled to payment of the value of shares of FCP Common or FCP Preferred shall receive payment therefor pursuant to such provisions. In the event of any legal obligation, after the Effective Time of the Merger, to deliver the Merger Payments to any FCP Dissenting Shareholder who shall have failed to make an effective demand for appraisal or shall have lost his status as a FCP Dissenting Shareholder, Entex shall issue and deliver, upon surrender by such FCP Dissenting Shareholder of his certificate or certificates representing shares of FCP Common, the Closing Payments to which such FCP Dissenting Shareholder is then entitled under this Section 3.1, the Merger Agreement and the Delaware General Corporation Law.

        3.2 Exchange of Certificates

            (a) Exchange Agent. Entex shall act as exchange agent (the "Exchange Agent") in the Merger.

            (b) Entex to Provide Closing Payment. As promptly as practicable after the Effective Time of the Merger, Entex shall make available for exchange in accordance with this Article III and the Merger Agreement, through such reasonable procedures as Entex may adopt, the Closing Payment payable pursuant to Section 3.1 and the Merger Agreement in exchange for shares of FCP Common.

            (c) Exchange Procedures. As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of FCP Common or FCP Preferred (the "Certificates") whose shares are being converted into Merger Payments pursuant to Section 3.1 hereof and the Merger Agreement, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Entex may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Payments. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Entex, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Payments to which the holder of FCP Common and FCP Preferred is entitled pursuant to Section 3.1 hereof and the Merger Agreement. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of FCP Common or FCP Preferred which is not registered on the transfer records of FCP, the appropriate Merger Payments may be delivered to a transferee if the Certificate representing such FCP Common or FCP Preferred is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent the right to receive upon such surrender the Merger Payments as provided by this
Article III and the provisions of the Delaware General Corporation Law.

            (d) No Further Ownership Rights in FCP Common or FCP Preferred. The Merger Payments delivered in exchange for shares of FCP Common and FCP Preferred in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of FCP Common and FCP Preferred, as the case may be. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of FCP Common or FCP Preferred which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.



                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

        4.1 Representations and Warranties of FCP. Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which is delivered by FCP to Entex prior to the execution of this Agreement (as may be supplemented in a nonmaterial manner prior to the Closing) (the "FCP Disclosure Schedule"), FCP represents and warrant to Entex and Sub as set forth below, which representations and warranties are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date. As used in this Agreement, "Business Condition" with respect to any corporate entity or group of corporate entities shall mean the business,

Financial condition, results of operations and assets of such corporate entity or group of corporate entities.

            (a) Organization, Standing and Power. FCP is a corporation which is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, operate and lease its properties (subject to the ownership of FCP's principal executive offices as described in Section 4.1(s)(ii) hereof) and to carry on its business as now being conducted. FCP is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the corporation's Business Condition. FCP has no Subsidiaries nor any direct or indirect equity interest in or loans to any partnership, corporation, joint venture, business association or other entity. FCP has delivered to Entex complete and correct copies of the Certificate of Incorporation and Bylaws of FCP as amended to the date hereof.

            (b) Capital Structure. The authorized capital stock of FCP consists of 20,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value. At the close of business on May 31, 1996, there were 2,831,143.40 shares of FCP Class A Common and 3,729,570 shares of FCP Class B Common outstanding. As of May 31, 1996, there were outstanding 1,445,689.4 shares of Series A Preferred Stock, 385,453 shares of Series B Preferred Stock, 372,957 shares of Series C Preferred Stock, 1,000,000 shares of Series D Preferred Stock, 87,299 shares of Series E Preferred Stock and 292,700 shares of Series F Preferred Stock. The outstanding shares of FCP Preferred are convertible into an aggregate of 700,399 shares of FCP Common. All outstanding shares of FCP Common and FCP Preferred are validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, FCP's Certificate of Incorporation or Bylaws or any agreement to which FCP is a party or may be bound. Except for the FCP Preferred which is convertible into an aggregate of 700,399 shares of FCP Common, there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which FCP is a party or by which it is bound that do or may obligate FCP to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of FCP Common or FCP Preferred or that do or may obligate FCP to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

            (c) Authority. FCP has all requisite corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to approval of this Agreement and the Merger Agreement by the shareholders of FCP, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement, the performance by FCP of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of FCP, and have been unanimously approved by the Board of Directors of FCP. No other corporate proceeding on the part of FCP is necessary to authorize this Agreement or the Merger Agreement or the performance of FCP's obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than the approval of the Merger by FCP's shareholders. This Agreement and the Merger Agreement have been duly executed and delivered by FCP and constitute legal, valid and binding obligations of FCP enforceable against FCP in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. Subject to satisfaction of the conditions set forth in Article VII, the execution and delivery of this Agreement and the Merger Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to FCP or its properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of a material lien or encumbrance on any of the properties or assets of FCP pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of FCP or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which FCP is a party or by which FCP or any of its properties or assets may be bound or affected. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to FCP in connection with the execution and delivery of this Agreement or the Merger Agreement by FCP or the consummation by FCP of the transactions contemplated hereby or thereby, except for (i) the obtaining of the approval of the Merger by the FCP Shareholders, and (ii) the filing of the Merger Agreement and officers' certificates with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which FCP is qualified to do business.

            (d) Financial Statements

                (i) FCP has furnished Entex with (a) its audited financial statements for each of the fiscal years ended January 28, 1995 and February 3, 1996, including a balance sheet of FCP as at January 28, 1995 and February 3, 1996 and the related statements of income and cash flow, (b) unaudited financial statements as of May 4, 1996, including a balance sheet as of May 4, 1996 (the "FCP Fiscal April Balance Sheet) and the related statement of income and cash flow for the quarter then ended (the foregoing financial statements are referred to collectively as the "FCP Financial Statements").

                (ii) The FCP Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto, and except that the FCP Fiscal April Balance Sheet and the financial statements do not contain notes) and fairly present the financial position of FCP as at the dates thereof and the results of its operations and changes in financial position for the periods then ended. There are no capitalized software development costs recorded in the FCP Financial Statements. There has been no change in FCP's accounting policies, except as described in the notes to the FCP Financial Statements.

                (iii) As reflected on the FCP Fiscal April Balance Sheet, as adjusted by Entex which adjustments have been agreed to by FCP, FCP had a negative net worth of not greater than $3,956,000.

                (iv) As reflected on the FCP Financial Statements, FCP realized
(a) net income before interest and provision for taxes of not less than negative $10,000 (-$10,000) for the three (3) month period ended May 4, 1996 and (b) net income before interest and provision for taxes of not less than $1,397,000 for the nine (9) month period ended May 4, 1996.

            (e) Inventory. The inventories (the "FCP Inventories") of FCP shown on the FCP Fiscal April Balance Sheet, as adjusted by Entex which adjustments have been agreed to by FCP, including finished goods (including in-transit goods and office supplies) of at least $5,859,199 and parts of at least $1,162,669, are in each case valued at cost (determined on a first-in first-out basis or market, whichever is lower), with proper allowance for obsolescence, in accordance with generally accepted accounting principles (the "Inventory Reserve"). The FCP Inventories consist of items which FCP in good faith believes are of quality and quantity readily usable or saleable in the normal course of business of FCP, except the Inventory Reserve.

            (f) Receivables. The receivables shown on the FCP May Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in such balance sheet. The receivables of FCP acquired after the date of the FCP May Balance Sheet and prior to the Effective Time of the Merger arose or will arise in the ordinary course of business and have been collected or are or will be collectible in the book amounts thereof, consistent with the past practice of FCP, less an allowance for doubtful accounts which shall not be lower as a proportion of such receivables than the aggregate amount of the allowance for doubtful accounts provided for in the FCP Fiscal April Balance Sheet is to the aggregate amount of receivables provided for therein.

            (g) Compliance with Law. FCP is in compliance and has conducted its business so as to comply with all laws, rules and regulations, judgments, decrees or orders of any Governmental Entity applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would, individually or in the aggregate, not have had and is expected not to have a material adverse effect on the Business Condition of FCP. There are no material judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against FCP or against any of its respective properties or businesses.

            (h) No Defaults. FCP is not, nor has received notice that it would be with the passage of time, (i) in violation of any provision of the Certificate of Incorporation or Bylaws of FCP or (ii) in default or violation of any material term, condition or provision of (A) any material judgment, decree, order, injunction or stipulation applicable to FCP or (B) any material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which FCP is a party or by which FCP or its properties or assets may be bound.

            (i) Litigation. There are no actions, suits, proceedings, claims or investigations pending or, to the best knowledge of FCP, threatened, against FCP which could, individually or in the aggregate, have a material adverse effect on the Business Condition of FCP or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby. The FCP Disclosure Schedule sets forth with respect to each pending action, suit, proceeding, claim or investigation to which FCP is a party, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed. FCP has delivered to Entex correct and complete copies of all correspondence prepared by its counsel for FCP's independent public accountants in connection with the last two completed audits of FCP's financial statements and any such correspondence since the date of the last such audit.

            (j) No Material Adverse Change. Since May 4, 1996, FCP has conducted its business in the ordinary course and there has not occurred:

                (i) Any material adverse change in the Business Condition of FCP;

                (ii) Any amendments or changes in the Certificate of Incorporation or Bylaws of FCP;

                (iii) Any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting any of the properties or businesses of FCP;

                (iv) Any redemption, repurchase or other acquisition of shares of FCP Common or FCP Preferred by FCP (other than pursuant to arrangements with terminated employees or consultants), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to FCP Common or FCP Preferred;

                (v) Any increase in or modification of the compensation or benefits payable or to become payable by FCP to any of its directors or employees, except in the ordinary course of business consistent with past practice;

                (vi) Any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees, except in the ordinary course of business consistent with FCP's past practice;

                (vii) Any acquisition or sale of a material amount of property or assets of FCP;

                (viii) Any alteration in any term of any outstanding security of FCP, other than the conversion of the FCP Preferred into FCP Common, which will occur prior to the Effective time of the Merger;

                (ix) Any (A) incurrence, assumption or guarantee by FCP of any debt for borrowed money; (B) issuance or sale of any securities convertible into or exchangeable for debt, securities of FCP, or (C) issuance or sale of options or other rights to acquire from FCP, directly or indirectly, debt securities of FCP or any securities convertible into or exchangeable for any such debt securities;

                (x) Any creation or assumption by FCP of any mortgage, pledge, security interest or lien or other encumbrance on any asset;

                (xi) Any making of any loan, advance or capital contribution to or investment in any person other than (A) travel loans or advances made in the ordinary course of business of FCP and (B) other loans and advances in an aggregate amount which does not exceed $25,000 outstanding at any time;

                (xii) Any entry into, amendment of, relinquishment, termination or nonrenewal by FCP of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business;

                (xiii) Any transfer or grant of a right under the FCP Intellectual Property Rights (as defined in Section 4.1(r) hereof), other than those transferred or granted in the ordinary course of business consistent with past practice;

                (xiv) Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of FCP; or

                (xv) Any termination of any key FCP employee; or

                (xvi) Any agreement or arrangement made by FCP to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made.

            (k) Absence of Undisclosed Liabilities. FCP has no liabilities or obligations (whether absolute, accrued or contingent, and whether or not determined or determinable) of a character which, under generally accepted accounting principles, should be accrued, shown, disclosed or indicated in a balance sheet and are not reflected on the FCP May Balance Sheet.

            (l) Certain Agreements. Except for the representations and covenants made by Entex management in joint presentations with FCP management to FCP employees regarding (i) severance, (ii) sales commissions, or (iii) participation in Entex stock benefit plans, neither the execution and delivery of this Agreement or the Merger Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of FCP from FCP, under any Plan (as defined in Section 41(m) hereof) or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

            (m) ERISA. All material employee benefit plans, programs, policies or arrangements covering any active, former or retired employee of FCP are listed in the FCP Disclosure Schedule (the "Plans") To the extent applicable, the Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has either obtained a favorable determination letter as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. To the extent any Plan with an existing determination letter from the Internal Revenue Service must be amended to comply with the applicable requirements of the Tax Reform Act of 1986 and subsequent legislation, the time period for effecting such amendments will not expire prior to the Merger. FCP has furnished Entex with copies of the most recent Internal Revenue Service letters and Forms 5500 with respect to any such Plan. No Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither FCP nor any officer or director of FCP has incurred any liability or penalty under Sections 4975 through 4980 of the Code or Title I of ERISA. Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the best knowledge of FCP is threatened, against or with respect to any such Plan. All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued.

            (n) Major Contracts. FCP is not a party to or subject to:

                (i) Any union contract or any employment contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee which is not terminable by it on 30 day's notice or less without penalty or obligation to make payments related to such termination, other than (A) (in the case of employees other than executive officers) such agreements as are not materially different from standard arrangements offered to employees generally in the ordinary course of business consistent with FCP's past practices and (B) such agreements as may be imposed or implied by law;

                (ii) Any plan, contract or arrangement exceeding $25,000, written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing, or the like;

                (iii) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

                (iv) Any existing OEM agreement, distribution agreement, volume purchase agreement or other similar agreement which (i) is not in the ordinary course of business or (ii) in which the annual amount involved in 1995 exceeded or is expected to exceed in 1996 $200,000 in aggregate amount or (iii) pursuant to which FCP has granted or received most favored nation pricing provisions or exclusive marketing rights related to any service, group of services or territory;

                (v) Any lease for real or personal property in which the amount of payments which FCP is required to make on an annual basis exceeds $200,000;

                (vi) Any material agreement, contract, mortgage, indenture, lease, instrument, license, franchise, permit, concession, arrangement, commitment or authorization which may be, by its terms, terminated or breached by reason of the execution of this Agreement, the Merger Agreement, the closing of the Merger, or the transactions contemplated hereby or thereby;

                (vii) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise;

                (viii) Any material license agreement, either as licensor or licensee (excluding nonexclusive software licenses granted to customers or end-users in the ordinary course of business);

                (ix) Any contract containing covenants purporting to limit FCP's freedom to compete in any line of business in any geographic area; or

                (x) Any other agreement, contract or commitment which is material to FCP.

        Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment listed in the FCP Disclosure Schedule pursuant to this Section 4.1(o) is valid and binding on FCP, and is in full force and effect, and neither FCP nor to the knowledge of FCP any other party thereto, has breached any provision of, or is in default under the terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment.

           (o) Taxes

               (i) Except for state sales taxes incurred during any Taxable period prior to the Effective Time of the Merger, which amounts have been properly accrued, all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time of the Merger, by or on behalf of FCP (collectively, the "FCP Returns"), have been or will be filed when due (including any extensions of such due date), and all amounts shown due thereon on or before the Effective Time of the Merger have been or will be paid on or before such date. Except as provided on or before subparagraph (v) below, the FCP Fiscal April Balance sheet fully accrues all actual and contingent liabilties for Taxes with respect to all periods through May 4, 1996 and FCP has not and will not incur any Tax liability with respect to all periods through May 4, 1996 in excess of the amount reflected on the FCP Fiscal April Balance Sheet.

               (ii) No material Tax liability since May 4, 1996 has been incurred other than in the ordinary course of business. Except for those certain state sales taxes which amounts have been properly accrued, FCP has withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld, All FCP Returns filed with respect to U.S. Federal income taxes for which FCP has received notice of audit from any Taxing Authority, have been examined and closed or are with respect to a taxable year for which the period for assessment, after giving effect to extensions or waivers, has expired. FCP (or any member of any affiliated or combined group of which FCP has been a member) has not granted any extension or waiver of the limitation period applicable to any FCP Returns.

               (A) Except as provided in subparagraph (v) below, there is no material claim, audit, action, suit, proceeding, or investigation now pending or (to the best knowledge of FCP) threatened against or with respect to FCP in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by FCP. Except as may be required as a result of the Merger, FCP has not been or will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions, events or accounting methods employed prior to the Closing.

               (B) Other than pursuant to this Agreement, FCP is not a party to or bound by (or will prior to the Effective Time of the Merger become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than FCP. FCP has not participated in (or will not prior to the Effective Date participate in) an international boycott within the meaning of Section 999 of the Code.

               (iii) FCP has heretofore provided or made available to Entex true and correct copies of all material Tax Returns, and, as reasonably requested by Entex prior to or following the date hereof, information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents

               (iv) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any and all federal, state, local and foreign taxes and similar governmental obligations, charges, imposts and assessments, including without limitation any income (gross or net), alternative or add-on minimum tax, gross income, gross receipts, sales, use, environmental, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, net worth, environmental or windfall profit tax, custom, duty or other tax, assessment or similar governmental charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify or reimburse any other person.

               (v) FCP is currently contesting sales taxes and franchise taxes for the period January 1, 1989 to date allegedly owed to the State of New York. FCP has not reserved for such sales taxes and believes that none are due. To the extent that it is subsequently determined that such sales taxes are due, any amounts paid (including all interest and penalties thereon) shall be deemed to be "Damages" for such purposes.

               (vi) Following the (closing Date, KPMG Peat Marwick will prepare an analysis of sales taxes owed by FCP through the Closing. Within six(6) months of the Closing Date, KPMG Peat Marwick will issue a written report of such analysis, including an amount which KPMG determines to be the amount which should be reserved for such FCP sales taxes (the "KPMG Sales Tax Estimated Amount"). Such KPMG Sales Tax Estimated Amount shall reduce the Deferred Payment in accordance with Section 3.1(d) hereof.

            (p) Interests of Officers. None of FCP's officers or directors has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to its business, including any interest in the FCP Intellectual Property Rights, except for rights as a shareholder.

            (q) Technology.

               (i) FCP owns, or is licensed or otherwise entitled to use rights to all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, mask-works, net lists, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that in any material respect are used or currently proposed to be used in the business of FCP (the "FCP Intellectual Property Rights"). The FCP Disclosure Schedule lists all trademarks, registered and material unregistered copyrights, trade names and service marks, and any applications therefor, included in the FCP Intellectual Property Rights, and specifies the jurisdictions in which each such FCP Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers, together with a list of all of FCP's currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States Copyright Office and any foreign offices.

               (ii) The FCP Disclosure Schedule also lists all material licenses, sublicenses and other agreements as to which FCP is a party and pursuant to which FCP, or any other person is authorized to use any FCP Intellectual Property Right or other trade secret material to FCP, and includes the identity of all parties thereto. FCP is not, or as a result of the execution and delivery of this Agreement or the performance of FCP`s obligations hereunder will not be, in violation of any material license, sublicense or agreement described in the FCP Disclosure Schedule.

               (iii) FCP is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the FCP Intellectual Property Rights, and has sole and exclusive rights (and except as set forth in the FCP Disclosure Schedule is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the FCP Intellectual Property Rights are being used. Except as set forth in the FCP Disclosure Schedule, no claims with respect to the FCP Intellectual Property Rights have been asserted or, to the knowledge of FCP after reasonable investigation, are threatened by any person, nor does FCP know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale or use of any product or the sale of any service as now offered or proposed for use or sale by FCP infringes on any copyright, patent or trade secret, (ii) against the use by FCP of any trademarks, trade names, trade secrets, copyrights, technology, know-how or computer software programs and applications used in the business of FCP as currently conducted or as proposed to be conducted, or (iii) challenging the ownership, validity or effectiveness of any of the FCP Intellectual Property Rights.

               (iv) To FCP's knowledge, after reasonable investigation, all registered trademarks and copyrights held by FCP are valid and subsisting. To FCP's knowledge, after reasonable investigation, there is no material unauthorized use, infringement or misappropriation of any of the FCP Intellectual Property Rights by any third party, including any employee or former employee of FCP. FCP (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks or copyrights and which has not been finally terminated prior to the date hereof, (ii) has no knowledge of any such charge or claim or (iii) has no knowledge of any infringement liability with respect to, or infringement by, FCP of any patent, trademark, service mark or copyright of another. No FCP Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by FCP. FCP has not entered into any agreement to indemnify any other person against any charge of infringement of any FCP Intellectual Property Right.

            (r) Restrictions on Business Activities. There is no material agreement, judgment, injunction, order or decree binding upon FCP which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of FCP, any acquisition of property by FCP or the conduct of business by FCP as currently conducted or as currently proposed to be conducted.

            (s) Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                (i) The FCP Disclosure Schedule sets forth a true and complete list of all real property owned or leased by FCP and the aggregate annual rental or other fee payable under any such Lease.

                (ii) FCP owns a 99.9% interest in the limited partnership and Richard Nathanson owns a 0.1% interest in the limited partnership which owns FCP's principal executive offices (such limited partnership hereinafter referred to as the "FCP Property Partnership"). FCP, as general partner of the FCP Property Partnership, hereby agrees to amend the lease with FCP to provide for a month to month lease following the Closing Date; provided that FCP shall not terminate such lease before December 31, 1996.

                (iii) FCP has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances, except as reflected in the FCP Financial Statements and except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby.

                (iv) The equipment (the "FCP Equipment") owned or leased by FCP is, taken as a whole, (A) adequate for the conduct of the business of FCP consistent with its past practice, (B) suitable for the uses to which it is currently employed, (C) in good operating condition, (D) regularly and properly maintained, (E) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (F) free from any defects.

            (t) Governmental Authorizations and Licenses. FCP is the holder of all licenses, authorizations, permits, concessions, certificates and other franchises of any Governmental Entity required to operate its business (collectively, the "FCP Licenses"). The FCP Licenses are in full force and effect. There is not now pending, or to the best knowledge of FCP is there threatened, any action, suit, investigation or proceeding against FCP before any Governmental Entity with respect to the FCP Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by FCP of the terms of any FCP License or any rule or regulation applicable thereto.

            (u) Environmental Matters.

                (i) No substance that is regulated by any Governmental Entity or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material") is present in, on or under any property that FCP has at any time owned, operated, occupied or leased.

                (ii) FCP has not transported, stored, used, manufactured, released or exposed its employees or any other person in any material way to any Hazardous Material in violation of any applicable statute, rule, regulation, order or law.

                (iii) FCP has obtained all permits, licenses and other authorizations ("Environmental Permits") required to be obtained by any of them under the Laws of any Governmental Entity relating to pollution or protection of the environment (collectively, "Environmental Laws"). The FCP Disclosure Schedule sets forth a true and complete list of all Environmental Permits, each of which is in full force and effect. FCP (A) is in compliance with all terms and conditions of the Environmental Permits and (B) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. FCP has not received any notice and is not aware of any past or present condition or practice of the business conducted by FCP which forms or could form the basis of any claim, action, suit, proceeding, hearing or investigation against FCP arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material.

            (v) Insurance. The FCP Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of FCP. There is no claim by FCP pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and FCP is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting business similar to that of FCP. FCP does not know of any threatened termination of or material premium increase with respect to, any of such policies.

            (w) Labor Matters. FCP is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. FCP has not received any notice from any Governmental Entity, and there has not been asserted before any Governmental Entity, any claim, action or proceeding to which FCP is a party or involving FCP, and there is neither pending nor, to FCP's best knowledge, threatened any investigation or hearing concerning FCP arising out of or based upon any such laws, regulations or practices.

            (x) Customers. Attached as Exhibit 4.1(x) hereto is a schedule of FCP customers which in the aggregate accounted for not less than 80% of FCP net revenue for the 12 months ended June 30, 1996. Except for project oriented contracts and bids, FCP has no reason to believe that any of such customers listed on Exhibit 4.1(x) intends to terminate its business relationship with FCP or to materially reduce the dollar amount of its business with FCP.

            (y) Disclosure. No representation or warranty made by FCP in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by FCP or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished. To the knowledge of FCP after reasonable inquiry, there is no event, fact or condition that materially and adversely affects the Business Condition of FCP that has not been set forth in this Agreement or in the FCP Disclosure Schedule. The financial projections relating to FCP delivered to Entex prior to the date hereof were prepared in good faith based upon reasonable assumptions.

            (z) Intelligent Electronics. FCP is a party to that certain reseller agreement dated December 1, 1994 between FCP and Intelligent Electronics ("IE") (the "Reseller Agreement"). FCP agrees to terminate this Reseller Agreement as soon as practicable, and as of the May 4 Balance Sheet represents that the net asset and liability position relating to all open account transactions specific to IE, as reflected on the May 4 Balance Sheet, will not exceed the lesser of $270,000 or the net asset and liability position relating to open account transactions specific to IE, as reflected on the May 4 Balance Sheet determined in accordance with GAAP ("the IE Setoff"). In the event that the parties are in dispute with regard to the IE Setoff, KPMG Peat Marwick shall determine the IE Setoff, and such determination shall be binding upon the parties. FCP represents and warrants that the amounts represented by such net balance sheet position will satisfy all obligations of FCP to IE arising out of or related to any past, current, or future defaults or obligations agreed to between the parties, or the termination of the Reseller Agreement.

        4.2 Representations and Warranties of Entex and Sub. Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which is delivered by Entex to FCP prior to the execution of this Agreement (as may be supplemented in a nonmaterial manner prior to Closing) (the "Entex Disclosure Schedule"), Entex and Sub represent and warrant to, and agree with, FCP as follows, which representations and warranties will be true and correct as of the date of this Agreement and will be true and correct as of the Closing Date:

            (a) Organization, Standing and Power. Entex is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Entex and Sub has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Each of Entex and Sub is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the corporation's Business Condition. Entex has delivered to FCP complete and correct copies of the Certificate of Incorporation and Bylaws of each of Entex and Sub as amended to the date hereof.

            (b) Capital Structure. The authorized capital stock of Entex consists of to 10,000,000 shares of common stock, $.0001 par value, and 2,000,000 shares of preferred stock, $.0001 par value. At the close of business on June 30, 1996, there were 7,706,000 shares of Entex Common issued and outstanding or reserved for issuance upon the exercise of outstanding stock options issued under Entex stock benefit plans or other outstanding options and warrants. As of June 30, 1996, there were no shares of Preferred Stock outstanding.

            The authorized Common Stock of Sub consists of 1,000 shares of common stock, $.001 par value. At the date hereof there were 1,000 shares of Sub Common Stock outstanding. All outstanding shares of Entex Common and Sub Common Stock are, and any shares of Entex Common issued upon exercise of any Entex Option, will be, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Entex's or Sub's Certificate of Incorporation or Bylaws or any agreement to which Entex or Sub is a party or may be bound. Except for the shares listed above issuable pursuant to Entex Options, there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which Entex or Sub is a party or by which either is bound that do or may obligate Entex or Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Entex Common or that do or may obligate Entex or Sub to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

            (e) Authority. Each of Entex and Sub has all requisite corporate power and authority to enter into this Agreement (and, in the case of Sub, the Merger Agreement) and, subject to approval of Entex as the sole shareholder of Sub, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement (and, in the case of Sub, the Merger Agreement), the performance by each of Entex and Sub of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each of Entex and Sub, and have been unanimously approved by the Board of Directors of each of Entex and Sub. No other corporate proceeding on the part of Entex or Sub is necessary to authorize this Agreement or the Merger Agreement or the performance of Entex's or Sub's obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, other than the approval of the Merger by the Entex Shareholders and Entex as the sole shareholder of Sub. This Agreement (and, in the case of Sub, the Merger Agreement) have been duly executed and delivered by Entex and Sub and constitute legal, valid and binding obligations of Entex and Sub enforceable against each of Entex and Sub in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. Subject to satisfaction of the conditions set forth in
Article VII, the execution and delivery of this Agreement (and, in the case of Sub, the Merger Agreement) do not, and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of any material statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to Entex or Sub or their properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of a material lien or encumbrance on any of the properties or assets of Entex or Sub pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of Entex or Sub or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Entex or Sub is a party or by which Entex or Sub or any of its properties or assets may be bound or affected. No consent, approval, order or authorization of, or registration, declaration or filling with, any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to Entex or Sub in connection with the execution and delivery of this Agreement or the Merger Agreement by Entex and Sub or the consummation by Entex or Sub of the transactions contemplated hereby or thereby, except for (i) the obtaining of the approval of the Merger by Entex as the sole shareholder of Sub, (ii) the filing of the Merger Agreement and officers' certificates with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Entex and Sub are qualified to do business, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country, which if not obtained or made would not have a material adverse effect on the Business Condition of Entex and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on the Business Condition of Entex.

            (d) Financial Statements. Entex has furnished FCP with (a) its audited financial statements for each of the fiscal years ended December 31, 1993, December 31, 1994 and December 31, 1995, including a balance sheet of Entex as at December 31, 1994 and December 31, 1995 and the related statements of income and cash flow, (b) unaudited financial statements as of March 31, 1996, including a balance sheet as at March 31, 1996 and the related statement of income and cash flow for the quarter then ended (the foregoing financial statements are referred to collectively as the "Entex Financial Statements"). The Entex Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and fairly present the financial position of Entex as at the dates thereof and the results of its operations and changes in financial position for the periods then ended.

            (e) Compliance with Law. Entex is in compliance and has conducted its business so as to comply with all laws, rules and regulations, judgments, decrees or orders of any Governmental Entity applicable to is operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would, individually or in the aggregate, not have had and is expected not to have a material adverse effect on the Business Condition of Entex. There are no material judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Entex or against any of its respective properties or businesses.

            (f) No Defaults. Entex is not, nor has received notice that it would be with the passage of time, (i) in violation of any provision of the Certificate of Incorporation or Bylaws of Entex or (ii) in default or violation of any material term, condition or provision of (A) any material judgment, decree, order, injunction or stipulation applicable to Entex or (B) any material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which Entex is a party or by which Entex or its properties or assets may be bound.

            (g) Litigation. There is no action, suit, proceeding, claim or investigation pending or, to the best knowledge of Entex, threatened, against Entex which could, individually or in the aggregate, have a material adverse effect on the Business Condition of Entex or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

            (h) Disclosure. No representation or warranty made by Entex or Sub in this Agreement, nor any document, written information, statement, financial statement, certificate, schedule or exhibit prepared and furnished or to be prepared and furnished by Entex or Sub or their representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

            (i) Assets and Liabilities of Sub. As of the date hereof and at the Effective Time of the Merger, the assets of Sub are and will consist of cash and Sub does not and will not have conducted any material operations or have any liabilities, except possible liabilities for organizational expenses and expenses in connection with the Merger.

                                    ARTICLE V
             EMPLOYMENT AGREEMENTS; STOCK OPTIONS; RETENTION PROGRAM


        5.1 Employment Agreements with Richard and Kim Nathanson. At the Closing, Entex shall enter into Employment Agreements with Richard Nathanson and Kim Nathanson.

        5.2 FCP Retention Bonus Program. Entex shall reserve $1,000,000 in cash, subject to any reduction pursuant to Section 8.4(b), for payment under the FCP Retention Bonus Program attached as Exhibit 5.2 hereto.

        5.3 Grant of Stock Options to Richard and Kim Nathanson. At the Closing, Entex shall grant the following stock options to Richard and Kim Nathanson:

            (a) 30,977 Share Option to Richard Nathanson. Entex shall grant to Richard Nathanson, within ten (10) days from the Closing Date, a nonqualified stock option to purchase 30,977 shares of Entex Common Stock at an exercise price of $50.00 (the "Option"). The Option shall be issued pursuant to, and governed by, the terms of Entex's 1996 Stock Option Plan and a Stock Option Agreement dated as of even date herewith by and between Entex and Employee (the "Option Agreement"). The Option Agreement shall provide, among other things, that the Option shall vest with respect to 50% of the shares upon the second anniversary of the date of grant and 50% of the shares upon the third anniversary of the date of grant; provided, however, that the Option will vest in full in the event Employee's employment is Involuntarily Terminated without Cause (including a Constructive Termination) (as such capitalized terms are defined in the Option Agreement).

            (b) 30,978 Share Option to Kim Nathanson. Entex shall grant to Kim Nathanson, within ten (10) days from the Closing Date, a nonqualified stock option to purchase 30,978 shares of Entex Common Stock at an exercise price of $50.00 (the "Option"). The Option shall be issued pursuant to, and governed by, the terms of Entex's 1996 Stock Option Plan and a Stock Option Agreement dated as of even date herewith by and between Entex and Employee (the "Option Agreement"). The Option Agreement shall provide, among other things, that the Option shall vest with respect to 50% of the shares upon the second anniversary of the date of grant and 50% of the shares upon the third anniversary of the date of grant; provided, however, that the Option will vest in full in the event Employee's employment is Involuntarily Terminated without Cause (including a Constructive Termination) (as such capitalized terms are defined in the Option Agreement).

            5.4 Grant of Stock Options to FCP Key Employees. Entex shall grant to those FCP employees listed in Exhibit 5.4(a) options to purchase an aggregate of 26,103 shares of Entex Common at an exercise price of $50.00 per share under its 1996 Stock Option Plan, pursuant to an option agreement in substantially the form attached hereto as Exhibit 5.4(b); provided, however that certain changes to the form of option agreement may be made to reflect certain requirements under Rule 16(b)(3) of the Securities Exchange Act of 1934 and to reflect the merger of Entex Holdings Inc., with and into Entex. Subject to continued employment with Entex, the option shall be exercisable with respect to 50% of the shares subject thereto on the second anniversary of the Closing and the other 50% on the third anniversary of the Closing.



                                   ARTICLE VI

                   CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE
                           TIME, ADDITIONAL AGREEMENTS

        During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time of the Merger, the parties hereto agree (except to the extent that the other parties hereto shall otherwise consent in writing) that:

        6.1 Conduct of Business of FCP. Except as disclosed in item 4.1(j) on the FCP Disclosure Schedule or as otherwise disclosed on the FCP Disclosure Schedule with a reference to this Section 6.1 (a), FCP shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it (except as may be otherwise requested by Entex in writing), to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time of the Merger. FCP shall promptly notify Entex of any event or occurrence or emergency not in the ordinary course of business of FCP, and any event which could have a material and adverse effect on the Business Condition of

FCP. Except as expressly contemplated by this Agreement or the FCP Disclosure Schedule, FCP shall not, without the prior written consent of Entex:

            (a) Enter into any commitment or transaction not in the ordinary course of business consistent with past practices;

            (b) Grant any severance or termination pay (A) to any director or
(B) to any employee except (x) payments made pursuant to standard written agreements outstanding on the date hereof or (y) in the case of employees who are not officers, grants which are made in the ordinary course of business in accordance with FCP's standard past practices;

            (c) Except in the ordinary course of business consistent with past practices, transfer to any person or entity any rights to the FCP Intellectual Property Rights;

            (d) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other rights of any type or scope with respect to any products or services of FCP;

            (e) Except in the ordinary course of business with prior notice to Entex, violate, amend or otherwise modify the terms of any of the contracts set forth on the FCP Disclosure Schedule;

            (f) Commence a lawsuit other than (A) for the routine collection of bills, (B) for software piracy, (C) in such cases where FCP in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of FCP's business, provided that FCP consults with Entex prior to filing such suit, or (D) following a breach of this Agreement;

            (g) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of the FCP Common or FCP Preferred, or split, combine or reclassify any of the FCP Common or FCP Preferred or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of FCP Common or FCP Preferred, or repurchase or otherwise acquire, directly or indirectly, any shares of FCP Common or FCP Preferred except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to FCP;

            (h) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of FCP Common or FCP Preferred or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the conversion into FCP Common of outstanding shares of FCP Preferred,

            (i) Cause or permit any amendments to its Certificate of Incorporation or Bylaws,

            (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business Condition of FCP;

            (k) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the Business Condition of FCP except in the ordinary course of business consistent with past practices;

            (l) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of FCP or guarantee any debt securities of others, except as disclosed under the FCP Disclosure Schedule;

            (m) Adopt or amend any Plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under FCP's normal employee review cycle, as the case may be, or in connection with the hiring of employees other than officers in the ordinary course of business, in all cases consistent with FCP's past practices;

            (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

            (o) Pay, discharge or satisfy in an amount in excess of $50,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the financial statements (or the notes thereto) of FCP;

            (p) Take, or agree in writing or otherwise to take, any of the actions described in Sections 6.l(a)(i) through (xvi) above, or any action which would make any of the representations or warranties or covenants of FCP contained in this Agreement materially untrue or incorrect.

        6.2 Access to Information. FCP shall afford Entex and its respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time of the Merger to
(a) all of FCP' properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of FCP as Entex may reasonably request. FCP agrees to provide to Entex and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        6.3 Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Section 9.1 hereof, FCP shall not, directly or indirectly, through any of its officers or directors, or agents, representatives or affiliates, solicit, encourage, initiate or entertain any proposals or offers from any party other than Entex: and Sub relating to the acquisition of FCP by merger, consolidation, purchase of all or substantially all of FCP's assets, tender or exchange offer, stock purchase or other business combination (each of the foregoing, an "Acquisition"), nor will FCP directly or indirectly, through any of its officers, directors, agents, representatives or affiliates, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than Entex or Sub) to do or seek any Acquisition.

        6.4 Breach of Representations and Warranties. Except as permitted under
Section 6.1, each of Entex and FCP shall not take any action which would cause or constitute a breach of any of their respective representations and warranties set forth in this Agreement or which would cause any of such representations and Warranties to be inaccurate as of the Effective Time of the Merger. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, each party shall give detailed notice thereof to the other and shall use its best efforts to prevent or promptly remedy such breach or inaccuracy.

        6.5 Consents. Each of Entex and FCP shall promptly apply for or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and FCP shall use its best efforts to obtain all necessary consents, waivers and approvals under any of FCP's material agreements, contracts or licenses in connection with the Merger, except consents under FCP real property leases and such other consents and approvals as Entex and FCP agree FCP shall not seek to obtain, as contemplated by the FCP Disclosure Schedule.

        6.6 Best Efforts. Entex and FCP shall each use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.

        6.7 FIRPTA. FCP shall deliver to the Internal Revenue Service a notice regarding the statement described in Section 7.2(h) hereof, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

        6.8 FCP Shareholders' Approval. FCP agrees to submit this Agreement and the Merger Agreement to its shareholders for approval and adoption, all as provided by law and its Certificate of Incorporation and Bylaws, at a meeting which will be held on the earliest practicable date following the execution of this Agreement. The Board of Directors of FCP will unanimously recommend to the FCP Shareholders that such shareholders approve the transactions contemplated by this Agreement and the Merger Agreement.

        6.9 Conversion of FCP Preferred. FCP agrees to solicit from the holders of FCP Preferred consent to convert all of the shares of FCP Preferred into shares of FCP Common immediately prior to the Effective Time of the Merger.

        6.10 FCP Dissenting Shares. As promptly as practicable after the date of the FCP Shareholders' Meeting and prior to the Closing Date, FCP shall furnish Entex with the name and address of each FCP Dissenting Shareholder and the number of FCP Dissenting Shares owned by such FCP Dissenting Shareholder.

        6.11 Communications. Between the date hereof and the Effective Time of the Merger, neither Entex nor FCP will furnish any communication to its shareholders (other than the Proxy Statement) or to the public generally if the subject matter thereof relates to the other party or to the transactions contemplated by this Agreement or the Merger Agreement without the prior approval of the other party as to the content thereof, which approval shall not be unreasonably withheld. Nothing contained herein shall prevent either party at any time from furnishing any information to any governmental agency or from issuing any release where it reasonably believes it is legally required to do so.

        6.12 Legal Conditions to the Merger.

            (a) FCP shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on FCP with respect to the Merger and will promptly cooperate with and furnish information to Entex in connection with any such requirements imposed upon Entex or Sub in connection with the Merger. FCP shall take all reasonable actions to obtain (and to cooperate with Entex and Sub in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, required to be obtained or made by FCP (or by Entex or Sub) in connection with the Merger or the taking of any action contemplated thereby, by this Agreement or by the Merger Agreement, and to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and to effect all necessary registrations and filings and submissions of information requested by any Governmental Entity, and to fulfill all conditions to this Agreement.

            (b) Each of Entex and Sub shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the Merger and will promptly cooperate with and furnish information to FCP in connection with any such requirements imposed upon FCP in connection with the Merger. Entex and Sub shall take all reasonable actions to obtain (and to cooperate with FCP in obtaining) any consent, authorization, order or approval of, or exemption by, any Governmental Entity required to be obtained or made by Entex or Sub (or by FCP) in connection with the Merger or the taking of any action contemplated thereby, by this Agreement or by the Merger Agreement, and to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and to effect all necessary registrations and filings and submissions of information requested by any Governmental Entity, and to fulfill all conditions to this Agreement.

        6.13 Employee Benefits. Entex and FCP agree to appoint personnel from their respective human relations departments who will meet and coordinate the manner of transition of the insurance and other benefit plans of FCP after the Merger. It is intended that the benefits provided by Entex taken as a whole will be substantially consistent with those provided by Entex to its employees and that such benefits taken as a whole will not be materially less favorable than those currently provided by FCP.

        6.14 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided, however, that in the event the Merger is consummated, Entex shall pay the fees and expenses of O'Connor and Hannan in connection with the transactions contemplated under this Agreement and the Merger Agreement (which payment shall be made no later nor earlier than the time Entex pays the fees and expenses of its corresponding advisors relating to their services to Entex in connection with the services contemplated under this Agreement and the Merger Agreement).

        6.15 Brokers or Finders. Each of Entex, Sub and FCP represents that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, other than a payment of up to $95,000 owed to MCK Associates which amount shall be paid by Entex and which amount, if paid by Entex or by FCP, shall reduce the Merger Payments by an equal amount.

        6.16 Confidentiality. The parties agree and acknowledge that the agreements regarding confidentiality executed prior to the execution of this Agreement are still in full force and effect and nothing in this Agreement is intended to or shall be construed to limit the obligations of the parties under such confidentiality agreements.

        6.17 Officers and Directors. Entex shall extend indemnification to all current officers and directors of FCP to the maximum extent permitted by law. To the extent permitted by law, Entex shall extend the indemnification provisions of Entex's Certificate of Incorporation and Bylaws to the officers and directors of FCP who shall become officers or directors of Entex.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

        7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

            (a) Shareholder Approval.

                (i) This Agreement and the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of (A) at least a majority of the outstanding shares of FCP Common, voting as a single class, and
(B) at least a majority of the outstanding shares of FCP Preferred, voting together as a single class.

                (ii) FCP shall have obtained from the holders of FCP Preferred consent to convert all of the shares of FCP Preferred into shares of FCP Common immediately prior to the Effective Time of the Merger.

            (b) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained, other than filings and approvals relating to the Merger or affecting Entex's ownership of FCP or any of its Subsidiaries or any of their properties if failure to make such filing or obtain such approval would not be materially adverse to Entex or FCP and their respective Subsidiaries taken as a whole.

            (c) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Entity and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking the imposition against FCP, the Surviving Corporation or Entex of substantial damages if the Merger is consummated, shall be pending which, in the good faith judgment of FCP's or Entex's Board of Directors (acting upon the written opinion of their respective outside counsel) has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

            (d) Statutes. No action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would (i) make the consummation of the Merger illegal, (ii) prohibit Entex's or FCP's ownership or operation of all or a material portion of the business or assets of FCP or Entex or compel Entex or FCP to dispose of or hold separate all or a material portion of the business or assets of FCP or Entex as a result of be Merger or (iii) render Entex, Sub or FCP unable to consummate the Merger.

        7.2 Conditions of Obligations of Entex and Sub. The obligations of Entex and Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by Entex and Sub:

            (a) Representations and Warranties. The representations and warranties of FCP set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) (i) as of the date of this Agreement, (ii) as of the FCP Shareholders' Meeting Date and (iii) as of the Closing Date, as though made on and as of each such date, except as otherwise contemplated by this Agreement, and Entex shall have received a certificate signed by the chief executive officer and the chief financial officer of FCP to such effect on the Closing Date.

            (b) No Material Adverse Change. Except as described in 4.1 (j) of the FCP Disclosure Schedule, there shall have been no material adverse change in the Business Condition of FCP on or before the Closing Date.

            (c) Performance of Obligations of FCP. FCP shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and the Merger Agreement prior to the Closing Date, and Entex shall have received a certificate signed by the chief executive officer and the chief financial officer of FCP to such effect.

            (d) Opinion of FCP Counsel. Entex shall have received an opinion dated the Closing Date of O'Connor & Hannan, counsel to FCP, substantially in the form set forth on Exhibit 7.2(d) hereto.

            (e) FIRPTA. Entex, as agent for the shareholders of FCP, shall have received a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, in form and substance satisfactory to Entex, which states that shares of FCP Common and FCP Preferred do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Entex's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

            (f) Consents. Entex shall have received duly executed copies of all material third-party consents and approvals contemplated by this Agreement or the Entex Disclosure Schedule in form and substance reasonably satisfactory to Entex, except for such consents and approvals as Entex and FCP shall have agreed shall not be obtained, as contemplated by the Entex Disclosure Schedule.

            (g) Resignation of Directors. The directors of FCP in office immediately prior to the Effective Time of the Merger shall have reigned as directors of the Surviving Corporation effective as of the Effective Time of the Merger.

            (h) Resignation of Officers. The officers of FCP in office immediately prior to the Effective Time of the Merger shall have reigned as officers of the Surviving Corporation effective as of the Effective Time of the Merger.

            (i) Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be acceptable to Entex's counsel.

        7.3 Conditions of Obligation of FCP. The obligation of FCP to effect the Merger is subject to the satisfaction of the following conditions unless waived by FCP:

            (a) Representations and Warranties. The representations and warranties of Entex and Sub set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects)
(i) as of the date of this Agreement, and (ii) as of the Closing Date, as though made on and as of each such date, except as otherwise contemplated by this Agreement, and FCP shall have received a certificate signed by the chief executive officer and the chief financial officer of Entex to such effect.

            (b) Performance of Obligations of Entex and Sub. Entex and Sub shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement and the Merger Agreement prior to the Closing Date, and FCP shall have received a certificate signed by the chief executive officer and the chief financial officer of Entex to such effect.

            (c) Opinion of Entex's Counsel. FCP shall have received an opinion dated the Closing Date of Wilson Sonsini Goodrich & Rosati, counsel to Entex, in substantially the form set forth on Exhibit 7.3(c) hereto.

            (d) Satisfactory Form of Legal Matters. The form, scope and substance of all legal matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to counsel to FCP.


                                  ARTICLE VIII

                                 INDEMNIFICATION

        8.1 FCP Indemnify. Subject to the terms and conditions of this Article VIII, FCP hereby agrees to indemnify, defend and hold Entex, Sub and their respective officers, directors, agents, employees, affiliates, successors and assigns, harmless from and against all damages, including, without limitation, demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses, but excluding damages resulting from business interruption and lost business opportunities (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred by Entex or Sub by reason of or resulting from a breach of any representation, warranty or covenant of FCP contained in Section 4.1 and Article VI of this Agreement.

        8.2 Entex's and Sub's Indemnity. Subject to the terms and conditions of this Article VIII, Entex, Sub and their respective successors and assigns hereby agree to indemnify, defend and hold FCP and its successors or assigns harmless from and against all Damages asserted against, resulting to, imposed upon or incurred by FCP by reason of or resulting from:

            (a) a breach of any representation, warranty or covenant of Entex or Sub contained in Section 4.2 and Article VI of this Agreement; or

            (b) the failure of Entex or Sub to pay, perform and discharge when due any of their respective other obligations under this Agreement.

        8.3 Conditions of Indemnification for Third Party Claims. The respective obligations and liabilities of FCP, Entex and Sub, as the case may be, (herein sometimes referred to as the "indemnifying party"), to each other (herein sometimes referred to as the "party to be indemnified") under Section 8.1 or 8.2 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

            (a) Within 20 days after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing.

            (b) In connection with any such indemnification, the party to be indemnified will cooperate in all reasonable requests of the indemnifying party.

            (c) With respect to any claim covered by Sections 8.1 or 8.2 hereof, in the event that the indemnifying party by the thirtieth (30th) day after receipt of notice of any such claim (or, if earlier, by the tenth (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim) notifies the party to be indemnified that it will not defend against such claim, the party to be indemnified shall (upon further notice to the indemnifying party) have the right, but not the obligation, to undertake the defense, compromise or settlement of such claim on behalf of and for the account of and at the sole expense of the indemnifying party, including all attorneys' fees incurred, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof on payment to the party to be indemnified of all expenses incurred, including but not limited to attorneys' fees, to date.

        8.4 Offsets

            (a) If Entex or Sub suffers any Damages as defined in Section 8.1 hereof as a result of a breach of any representation contained in Sections 4.1(d) Financial Statements, (e) Inventory, (f) Receivables, (j) No Material Adverse Change, (k) Absence of Undisclosed Liabilities and (o) Taxes hereof, then Entex may in its sole discretion offset the amount of such Damages against the Deferred Payment.

            (b) Following the offset of such Damages under 8.4(a) hereof, if Entex suffers any Damages as defined in Section 8.1 hereof as a result of a breach of any representation contained in Section 4.l(z) Intelligent Electronics ("IE Damages"), then Entex may in its sole discretion offset the amount of the IE Damages against the Deferred Payment. To the extent that the Damages exceed, in the aggregate (inclusive of IE Damages), one million dollars ($1,000,000), then Entex may in its sole discretion reduce amounts otherwise payable under the FCP Retention Bonus Program by the lesser of (x) the amount of IE Damages, or
(y) the amount in which Damages exceed, in the aggregate (inclusive of IE Damages), one million dollars ($1,000,000).

            (c) Prior to offsetting any amount as described in subsection (a) or
(b) hereof, Entex shall notify Richard Nathanson ("Nathanson") (as the designated fiduciary of the shareholders of FCP) in writing of the Damages incurred, the amount to be offset and shall provide details as to how Entex computed such Damages and the amount to be offset (the "Offset Notice"). Entex may then offset the amount set forth in the Offset Notice, unless Nathanson disputes the computation of the amount to be offset by serving written notice (the "Reply to Offset Notice") on Entex within 15 days after Nathanson receives the Offset Notice.

            (d) If a Reply to Offset Notice is sent, Entex and Nathanson shall attempt to resolve the dispute within 30 days after Entex receives the Reply to Offset Notice. If no resolution can be reached within such 30 day period, then Nathanson shall have the right to commence arbitration proceedings in accordance with the provisions of Section 87 hereof within 15 days after the expiration of such 30 day period.

            (e) If arbitration proceedings are not commenced within such 15 day period, then Entex may offset the amount described in the Offset Notice. If, however, arbitration proceedings are commenced, Entex, may not offset any amount until such arbitration proceedings are concluded, either by settlement or by an award, and in such event may only offset either the amount agreed to by the parties prior to the completion of the arbitration proceedings, or the amount awarded to Entex by such arbitration proceedings.

        8.5 Arbitration.

            (a) At the option of either Entex or FCP, any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration under the rules and regulations of the American Arbitration Association by one (l) arbitrator selected in accordance with such rules

            (b) Such arbitration shall take place in New York County, New York.

            (c) At the request of either Entex or FCP, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for the inspection only of Entex and FCP and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in secrecy until such information shall become generally known. The arbitrator shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a temporary and/or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs. The decree or judgment of an award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

            (d) The arbitrator may award to a prevailing party the recovery of costs and expenses, including legal fees and expenses.


                                   ARTICLE IX

                                   TERMINATION

        9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the shareholders of FCP:

            (a) by mutual agreement of Entex, Sub and FCP;

            (b) by Entex, if there has been a breach by FCP of any representation, warranty, covenant or agreement set forth in this Agreement on the part of FCP which FCP fails to cure within seven days after notice thereof is given by Entex (except that no cure period shall be provided for a breach by FCP which by its nature cannot be cured);

            (c) by FCP, if there has been a breach by Entex or Sub of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Entex or Sub which Entex or Sub, as the case may be, fails to cure within seven days after notice thereof is given by FCP (except that no cure period shall be provided for a breach by Entex or Sub which by its nature cannot be cured);

            (d) by Entex or FCP, if the Merger shall not have been consummated on or before July 31, 1996;

            (e) by Entex or FCP if the required approval of the shareholders of FCP contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at the FCP Shareholders' Meeting or at any adjournment thereof or by written consent of the FCP Shareholders in accordance with applicable law;

            (f) by either Entex or FCP if (i) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal;

            (g) by either Entex or FCP if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would (A) prohibit Entex's or FCP's ownership or operation of all or a material portion of the business or assets of FCP or Entex and Sub taken as a whole, or compel Entex or FCP to dispose of or hold separate all or a material portion of the business or assets of FCP or Entex and Sub taken as a whole, as a result of the Merger or
(B) render Entex or FCP unable to consummate the, Merger, except for any waiting period provisions; or

            (h) by Entex, if there shall have been a material adverse change in the Business Condition of FCP on or before the Closing Date.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action

        9.2 Effect of Termination. In the event of termination of this Agreement by either Entex or FCP as provided in Section 8.1, this Agreement and the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Entex or FCP or their respective officers or directors except as set forth in Sections 7.25 (Expenses) and 7.27 (Confidentiality) and except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                                    ARTICLE X

                               GENERAL PROVISIONS

        10.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to be conditions to the Merger and shall not survive the consummation of the Merger, except that the agreements contained in Articles IV, VIII, IX and X herein shall survive the consummation of the Merger.

        10.2 Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of the Merger by the FCP Shareholders; provided that following approval of the Merger by the FCP Shareholders, no amendment shall be made which by law requires the further approval of such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        10.3 Extension; Waiver. At any time prior to the Effective Time of the Merger, each of FCP and Entex, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements or conditions for the benefit of it contained herein and (iv) waive or modify performance of any of the obligations of the other. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

        10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or sent by telecopy, confirmation received, to the parties at the following addresses and telecopy numbers (or at such other address or number for a party as shall be specified by like notice):

               (a)    if to Entex or Sub, to:

                      Entex Information Systems, Inc.
                      6 International Drive
                      Rye Brook, New York 10573-1058
                      Attn: Vice President and General Counsel
                      Telephone No.: (914) 935-3600
                      Telecopy No.: (914) 935-3880


                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      650 Page Mill Road
                      Palo Alto, California 94304-1050
                      Attn: Richard J. Char, Esq.
                      Telephone No.: (415) 493-9300
                      Telecopy No.: (415) 493-6811

               (b)    if to FCP, to:

                      FCP Technologies, Inc.
                      5726 Industry Lane PO Box 3818
                      Frederick, Maryland 21701-0906
                      Attn: Richard Nathanson, Chief Executive Officer Telecopy No.: (301) 815-8857
                      Telephone No.: (301) 815-8759

                      with a copy to:
                      O'Connor & Hannan
                      1919 Pennsylvania Avenue, NW, Suite 800
                      Washington, DC 20006
                      Attn: Charles McCarthy
                      Telecopy No.: (202) 466-2198
                      Telephone No.: (202) 887-1466

        10.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

        10.7 Entire Agreement. This Agreement and the schedules, exhibits, documents and instruments and other agreements among the parties delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.

        10.8 No Transfer. This Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the consent of each party hereto. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        10.9 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

        10.10 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other.

        10.11 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        10.12 Absence of Third Party Beneficial Rights. No provision of this Agreement is intended, nor will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

        10.13 Mutual Drafting. This Agreement is the joint product of Entex and FCP, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Entex and FCP, and shall not be construed for or against any party hereto.

        10.14 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to its choice of law principles).

        IN WITNESS WHEREOF, Entex, Sub and FCP have caused this Agreement to be signed by their respective officers thereunto duty authorized, all as of the date first written above.


EIS ACQUISITION CORPORATION                       FCP TECHNOLOGIES, INC.
By: /s/ John A. McKenna                           By: /s/ Richard Nathanson
    John A McKenna, Jr., President                        Richard Nathanson
                                                          President



ENTEX INFORMATION SERVICES, INC.
By: /s/ John A. McKenna
   John A McKenna, Jr., President

                                  EXHIBIT 5.4

                               [SHEET ONE OMITTED]

                    FCP Disclosure Schedule Under Section IV
                    ----------------------------------------


The following represents those variant matters which are now known to exist and which previously have been disclosed to ENTEX by documents provided by FCP Technology, Inc. (hereafter FCP) and Computers Plus L.P. as part of the FCP response to various due diligence requests, and which are also specifically referenced by category in the Representations and Warranties section of the Agreement and Plan of Reorganization of July 9, 1996, as follows:

(a)     Organization, Standing and Power

        FCP holds a 99.9% interest in Computers Plus L.P. as sole general partner.

(c)     Authority

        Requisite shareholder approval, referenced in Article VII, is required before this transaction can be completed.

(h)     No Defaults

        FCP received a notice on June 24, 1996, indicating that, pursuant to
Section 3.3 of the Reseller Agreement, IE exercised its right to terminate the Reseller Agreement effective as of June 20, 1996.

(i)     Litigation

        A claim has been made by one Jennifer Walsh for an alleged employment discrimination, which has been set for hearing in the District Court of Frederick County for September 9, 1996. Damages are estimated to be $50,000.

(k)     Absence of Undisclosed Liabilities

        Under the terms of a purchase agreement with Intelligent Electronics ("I.E.") there is a dispute regarding FCP's refusal to meet certain minimal purchase requirements. They have alleged that this failure gives rise to a significant liability exposure to which the company objects and views as highly inflated.


(n)     Major Contracts

There is $120,780.74 owed to Mr. Nathanson as deferred compensation due him; and deferred interest of $85,21245 owed the Sandhurst Group, et. al. Additionally, there are a number of normal incentive compensation plans which are attached which have been instituted by the Company in the normal course of its business to provide additional incentives to individuals and groups.

Leases in current force and effect include the following:

        1.     New Jersey: Lincoln National
        2.     King of Prussia: lease with Trilem Inc.
               (AE Triad Inc.  General Partner)
        3.     Boston: Reservoir Place Realty Trust

Also: Intelligent Electronics (previously referenced herein).

               Exhibit 5.2 to Agreement and Plan of Reorganization
               --------------------------------------------------

                           FCP RETENTION BONUS PROGRAM

        On or before February 15, 1997 and subject in each case to the attainment of the Individual Hurdle described in paragraph d. below, Entex shall pay to the persons named on Attachment A hereto (which Attachment A shall be prepared by Richard and Kim Nathanson within 30 days of the Closing Date and attached hereto) a payment (the "Retention Bonus") equal to the percentage set forth opposite their respective names, multiplied by the Aggregate Retention Bonus (as hereinafter defined). The term "Aggregate Retention Bonus" shall mean the sum of the Employee Retention Amount, the Customer Retention Amount and the Support Amount (each as hereinafter defined); provided, however, that if the sum of the Employee Retention Amount, the Customer Retention Amount and the Support Amount exceeds $1,000,000 the Aggregate Retention Amount shall be equal to $1,000,000.

               a The Employee Retention Amount shall be determined by calculating the number of Key FCP Employees (defined below) which remain full-time employees of Entex or its subsidiaries at December 31, 1996 in accordance with the following schedule:


Retained       Employee Retention     Retained       Employee Retention     Retained        Employee Retention
Employeees           Amount           Employees           Amount            Employees              Amount
      77          $871,696               60                $679,245             43                 $486,792

      76          $860,377               59                $667,925             42                 $427,925

      75          $849,057               58                $656,604             41                 $417,736

      74          $837,736               57                $645,283             40                 $407,547

      73          $826,415               56                $633,962             39                 $397,358

      72          $815,094               55                $622,642             38                 $387,170

      71          $803,774               54                $611,321             37                 $314,151

      70          $792,453               53                $600,000             36                 $305,660

      69          $781,132               52                $588,679             35                 $297,170

      68          $769,811               51                $577,358             34                 $288,679

      67          $758,491               50                 $566,038            33                 $280,189

      66          $747,170               49                 $554,717            32                 $181,132

      65          $735,849               48                 $543,396            31                 $175,472

      64          $724,528               47                 $532,075            30                 $169,811

      63          $713,208               46                 $520,755            29                 $164,151

      62          $701,887               45                 $509,434            28                 $158,491

      61          $690,566               44                 $498,113            27                 $      0

        For purposes of this subparagraph, "Key FCP Employees" shall mean those individuals named in Attachment B hereof.

        b. The "Customer Retention Amount" shall be defined to mean an amount based on the net revenues (revenues less warranty expenses, allowances and returns; as derived from financial statements prepared in accordance with generally accepted accounting principles applied on a consistent basis with FCP's past practices) attributable to the FCP Customers (as hereinafter defined), generated by the historic business of FCP from July 1, 1996 to December 31, 1996 and determined in accordance with the following schedule:

               Net Revenues                                             Customer Retention Amount
               ------------                                             -------------------------
Greater than $18,000,000                                                         $ 400,000
Greater than $15,000,000 but less than or equal to $18,000,000                   $ 300,000
Greater than $12,000,000 but less than or equal to $15,000,000                   $ 240,000
Greater than $10,000,000 but less than or equal to $12,000,000                   $ 200,000
Greater than $ 8,000,000 but less than or equal to $10,000,000                   $ 100,000
Less than or equal to $ 8,000,000                                                $       0

        For purposes of this subparagraph, "FCP Clients" shall mean the companies and entities named in Attachment C hereto.

        c. The term Support Amount shall be defined to mean an amount based on FCP's Nation Support Center ("NSC") service gross margins from the July 1, 1996 to December 31, 1996 (which service gross margins shall be equal to Net Revenues attributable to FCP's service and support activities less the cost of software subscriptions and parts used (as derived from financial statements prepared on a consistent basis with FCP's past practices) and determined in accordance with the following schedule:

               Service Gross Margins                                                   Support Amount
               ---------------------                                                   --------------
Greater than $2,700,000      $ 400,000
Greater than $2,400,000 but less than or equal to $2,700,000                                  $ 300,000
Greater than $2,100,000 but less than or equal to $2,400,000                                  $ 280,000
Greater than $1,800,000 but less than or equal to $2, 1 00,000                                $ 240,000
Greater than $1,500,000 but less than or equal to $1,800,000                                  $ 200,000
Greater than $1,200,000 but less than or equal to $1,500,000                                  $ 170,000
Greater than $1,000,000 but less than or equal to $1,200,000                                  $ 135,000
Greater than $ 800,000 but less than or equal to $1,000,000                                   $ 100,000
Less than or equal to $ 800,000                                                               $       0

        d. With respect to each former FCP employee participating in this FCP Retention Bonus Program, the payment of such former FCP employee's Retention Bonus shall be further conditioned on the attainment or satisfaction of the condition (the "Individual Hurdle") described opposite such former FCP employee's name on Attachment A.

                                  Attachment A

         (to be completed by Rick and Kim Nathanson and attached within
                      30 days following the Closing Date)

Name                                Percentage                          Individual Hurdle
----                                ----------                          -----------------
Richard Nathanson                                                       none
Kim Nathanson                                                           none

[add other names]

                                  Attachment B

                     KEY EMPLOYEES OF FCP TECHNOLOGIES, INC.

1.      A. Catlett
2.      A. Reed
3.      A. Boehman
4.      A. Dobelbower
5.      B. Harris
6.      B. Leibowitz
7.      B. Moorer
8.      B. Ohlson
9.      B. Remmert
10.     C. Anastos
11.     C. Borucke
12.     D. Barfield
13.     D. Fullmer
14.     D. Hickel
15.     D. Jansen
16.     D. Lipetz
17.     D. Murray
18.     D. Pritchard
19.     D. Saylor
20.     D. Sheiber
21.     D. Weary
22.     E. Choinski
23.     F. Schimpf
24.     G. Miller
25.     G. Nelson
26.     G. Quinn
27.     H. Yeager
28.     J. Albright
29.     J. Biggs
30.     J. Bruce
31.     J. D'Antonio
32.     J. Foltz
33.     J. Gomez
34.     J. Higgins
35.     J. Hoffman
36.     J. Jageman
37.     J. McGarry
38.     J. McNulty
39.     J. Peeples
40.     J. Philbrick

41.     J. Shi
42.     J. Wilmer
43.     K. Gnacek
44.     K. Nathanson
45.     L. Turkaly
46.     L. Palm
47.     M. Crow
48.     M. Deffenbaugh
49.     M. Hrynio
50.     M. Melanson
51.     M. Simmons
52.     N. Spungen
53.     P. Heery
54.     P. Hetteshelmer
55.     P. Panzerrela
56.     P. Souders
57.     R. Collins
58.     R. Harris
59.     R. Hawley
60.     R. Miller
61.     R. Nathanson
62.     R. Shaffer
63.     R. Snowden
64.     R. Sparre
65.     R. Vazzana
66.     R. Waltz
67.     R. Wood
68.     S. Boughner
69.     S. Burdette
70.     S. Maxwell
71.     S. Rabinowitz
72.     S. Scott
73.     S. Sharon
74.     S. Sheehan
75.     T. Baldwin
76.     T. Giffillan
77.     V. Marino

Attachment C

CUSTOMER LIST (LESS ADVANTA AND ARMY)
27 Total Customers

1.      BANM/BELL
2.      Elf Technologies (related)
3.      Elf Atochem
4.      SEI Corp/Capital Resources
5.      Rite Aid
6.      State of Delaware
7       State of New Jersey
8.      Mobil
9.      Commonwealth of Mass
10.     Stone and Webster
11.     Dana Farber
12.     National Medical Care
13.     Robbins
14.     Groundwater Tech
15.     Foxboro
16.     Kaiser Permanente
17.     IMF
18.     SCM Chemicals
19.     Winchest Med. Center
20.     Waverly Press
21.     Barents
22.     Lewin VHI
23.     The Equitable
24.     MCI
25.     CommVault
26.     BOC
27.     ViaCom.